Exhibit 21.1

List of Subsidiaries

Name of Entity	Jurisdiction
SFDC Australia Pty. Ltd.	Australia
salesforce.com Canada Corporation	Canada
salesforce.com Information Technology (Shanghai) Co., Ltd.	China
salesforce.com France SAS	France
salesforce.com Germany GmbH	Germany
salesforce.com Hong Kong Ltd.	Hong Kong
salesforce.com India Private Limited	India
DimDim Software Private Limited	India
SFDC (EMEA) Limited	Ireland
SFDC International Limited	Ireland
SFDC Ireland Limited	Ireland
salesforce.com Italy S.r.l	Italy
Kabushiki Kaisha salesforce.com	Japan
Kabushiki Kaisha SFJH	Japan
SforceSystems Korea Limited	Korea
SFDC Luxembourg SARL	Luxembourg
SFDC Mexico S. de R.L. de C.V.	Mexico
SFDC Netherlands B.V.	Netherlands
salesforce.com Singapore Pte. Ltd	Singapore
salesforce Systems Spain, S.L.	Spain
SFDC Sweden AB	Sweden
salesforce.com sàrl	Switzerland
salesforce.com Taiwan Limited	Taiwan
SFDC UK Ltd.	United Kingdom
Informavores Group Ltd.	United Kingdom
Informavores Ltd.	United Kingdom
Informavores Technologies Ltd.	United Kingdom
salesforce.com, LLC	United States of America
Bay Jacaranda Holdings LLC	United States of America
Bay Jacaranda No. 3334 LLC	United States of America
Bay Jacaranda No. 2627 LLC	United States of America
Bay Jacaranda No. 2932 LLC	United States of America
Jigsaw Data Corporation	United States of America
Active Media Architects, Inc.	United States of America
Activa Live, Inc.	United States of America
DimDim, Inc.	United States of America
Heroku, Inc.	United States of America
eTacts, Inc.	United States of America